                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          Becton, Dickinson and Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                          Becton, Dickinson and Company
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

AN IMPORTANT REMINDER!                          Becton Dickinson and Company
                                                1 Becton Drive
                                                Franklin Lakes, New Jersey 07417
--------------------------------------------------------------------------------
Becton                                          February 2, 1999
Dickinson


Dear Fellow Shareholders:

The Annual Meeting of Shareholders of Becton Dickinson and Company will be held at 2:30 p.m. on Tuesday, February 9, 1999, at the office of the Company, 1 Becton Drive, Building II, Franklin Lakes, New Jersey.

Important issues being voted upon include the election of directors and the approval of the selection of independent auditors. The Board of Directors recommends a vote FOR all directors and FOR the approval of the selection of independent auditors. In addition, also included is a shareholder proposal on cumulative voting. The Board of Directors recommends a vote AGAINST this proposal, which appeared as reproduced below on page 20 of the proxy statement that was previously distributed to you.

Proposal 3.             PROPOSAL ON CUMULATIVE VOTING

         Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue N.W., Suite 215, Washington, D.C. 20037, owner of 800 shares of Common Stock, has informed the Company that she plans to introduce the following resolution at the meeting:

             RESOLVED: "That the stockholders of Becton Dickinson, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

             REASONS: "Many states have mandatory cumulative voting, so do National Banks".

             "In addition, many corporations have adopted cumulative voting."

             "Last year the owners of 47,894,038 shares, representing approximately 25.5% of the votes cast, voted FOR this proposal".

             "If you AGREE, please mark your proxy FOR this resolution".

The Board of Directors recommends a vote AGAINST Proposal 3.

         Our Directors regard their constituency to be all the shareholders. Directos are nominated by the Committee on Directors, which consists of independent Directors only, based on the experience, competencies and personal qualities they bring to Becton Dickinson. Cumulative voting interferes with the continuing mission of the Committee on Directors to develop a balanced Board comprised of persons with the broad range of knowledge and experience needed to best perform its function. At present, each Director is elected by a plurality of the votes cast at the annual meeting and shares the common objective of advancing the best interests of all shareholders rather than those of any particular group. In contrast to this approach, cumulative voting would permit the election of a Director by a relatively small group of shareholders. A Director elected through cumulative voting is more likely to represent the special interests of the particular shareholders who elected him or her, at the expense of the interests of the shareholders as a whole.

        Our shareholders have rejected this and similar proposal each time they have been presented and the Board of Directos continues to believe it would not be in the best interest of Becton Dickinson or its shareholders to adopt this proposal.

        Accordingly, the Board recommends a vote against this proposal.

Because your shares are held through either a brokerage firm or a bank, we cannot be certain whether or not you have voted your shares. If you have not done so already, please take the time to vote by calling the phone number listed on the top left corner of the voting instruction form enclosed. Your vote is important and I encourage you to vote.

Thank you for you continued interest in Becton Dickinson.

Clateo Castellini
Chairman of the Board